For Immediate Release

PostRock Reports Third Quarter Results

OKLAHOMA CITY – November 6, 2013 – PostRock Energy Corporation (NASDAQ: PSTR) today announced its results for the quarter ended September 30, 2013.

Key Operating Results

•	Based on a traditional 6:1 oil to gas conversion ratio, a 5% production decline from the prior-year period and less than 1% decline from the prior period—both the smallest since 2011
•	Quarterly oil sales averaged over 590 net barrels a day, more than double the prior-year period and 9% more than the prior period
•	Quarterly natural gas sales averaged 39.6 net Mmcf a day, 9.5% below the prior-year period and less than 1% below the prior period
•	Based on PostRock’s realized 30:1 oil to gas price equivalency—production increased 10% over the prior-year period, the second consecutive quarter of growth

Key Financial Results

•	Revenue, excluding hedges, reached $18.6 million, 36% above the prior-year period
•	Oil contributed 30% of revenues, compared to 16% in the prior-year period
•	Combined production and general and administrative expenses, excluding non-cash compensation, 2.7% below the prior-year period
•	Interest expense fell to $883,000 for the quarter, 66% below the prior-year period

Development and Leasing Activities

Central Oklahoma.  On November 1, PostRock closed two acquisitions that added slightly over 22,000 net acres of leasehold in Seminole, Pottawatomie, Cleveland and McClain counties of Central Oklahoma and approximately 684,000 barrels of oil equivalent (“BOE”) to PostRock’s proved reserves.  Current production from the acquired properties is approximately 60 net BOE per day.  With these acquisitions, PostRock’s total leasehold in Central Oklahoma is approximately 35,000 net acres, of which approximately 11,000 net acres are held by production.

During the quarter, two oil wells were recompleted and two vertical wells targeting multiple pays, including the Hunton and Woodford formations, were drilled and brought on production.  One horizontal well in the Hunton formation was drilled and brought on production.  Total cost of development projects was $5.3 million.  Additionally, one water disposal well was drilled and brought online at a total cost of $1.2 million.  Including the cost of the disposal well, the project IRR is greater than 50% and the payback period is approximately 2.75 years.

Cherokee Basin.  During the quarter, 35 oil wells were drilled and brought on production and three wells drilled in the second quarter were brought on production at a total cost of $4.9 million.  Two salt water disposal wells were drilled and brought online and four tank batteries were built at a total cost of $0.8 million.  Including the cost of the disposal wells and the tank batteries, the project IRR is greater than 20% and the payback period is approximately 3.75 years.  Additional development in the Cherokee Basin has been deferred as the Company shifts focus to Central Oklahoma.  As gas prices become more favorable further development will be considered.

Results of Operations

Natural gas revenue rose 15% from the prior-year period to $12.4 million.  The increase was attributable to realized gas prices of $3.41 per Mcf, which were 27% above the prior-year period, partially offset by a 10% decline in volumes to 39.6 Mmcf per day. As a result of gas prices below a level at which coalbed methane (“CBM”) development is economic, PostRock has not developed any CBM gas projects in over two years.  Oil revenue increased 149% from the prior-year period to $5.6 million.  The increase in oil revenue was due to a 117% increase in sales volume and a 14% increase in realized prices.  Gathering revenue of $636,000 remained relatively flat compared to the prior-year period, as reduced throughput was offset by increased pricing during the period.

Production costs, including lease operating expenses, gathering costs and production taxes increased less than 1% to $10 million.  Increased costs associated with water handling were mostly offset by $0.4 million in reduced compressor rental costs.

General and administrative expenses decreased 1% to $3.5 million.  Excluding non-cash compensation from both periods, general and administrative expenses decreased 14% to $2.6 million.  During the 2012 period, a $435,000 severance charge was recorded for the restructuring of our Oklahoma City office and during the 2013 period, legal expenses were approximately $237,000 higher, primarily due to litigation with Constellation Energy Partners LLC (“CEP”).

The Company had a realized loss from Southern Star basis swaps of $1.2 million, a realized loss from NYMEX oil swaps of $175,000 and a realized gain from NYMEX gas swaps of $1.2 million, resulting in a $145,000 realized loss from derivative financial instruments.  The Company had a realized gain of $2.7 million in the prior-year period.  The last of the basis swaps expire in December 2013.

During the quarter, CEP’s Class B Unit price increased 14% from $1.88 per unit at June 30 to $2.14 per unit at September 30.  This increase resulted in a mark-to-market gain on PostRock’s investment in CEP’s Class B Units of approximately $1.5 million.  Also during the quarter, CEP issued additional Class A Units, reducing the value of PostRock’s investment in CEP’s Class A Units and resulted in a mark-to-market loss of approximately $800,000.

Hedges

PostRock’s existing swaps average 32 Mmcf of gas and 314 barrels of oil a day for the remaining three months of 2013 at weighted average prices of $4.01 per Mcf and $99.76 per Bbl, respectively. It is expected that the Southern Star basis swaps will have a loss of approximately $415,000 per month from October through December 2013.

	Oct. - Dec.
	2013	2014	2015	2016
NYMEX Gas Swaps
Volume (MMbtu)	2,903,679	10,327,572	8,983,560	7,814,028
Weighted Average Price ($/MMbtu)	$4.01	$4.01	$4.01	$4.01
NYMEX Oil Swaps
Volume (Bbls)	28,854	116,076	71,568	65,568
Weighted Average Price ($/Bbl)	$99.76	$95.19	$92.73	$90.33

Debt

At September 30, $86.5 million was borrowed under the revolving credit facility, an increase of $9 million from June 30. On October 29, the Company's borrowing base was increased by $20 million to $115 million based on 2013 mid-year reserves and production adjusted for the acquisition of the Central Oklahoma acreage. As of November 6, the Company had $95.0 million drawn on the facility, $1.3 million in letters of credit outstanding and $0.3 million of cash on hand, resulting in $19.0 million of available liquidity.

At September 30, the quarterly preferred dividend to White Deer was paid in-kind increasing the liquidation value of its Series A preferred stock by $2.9 million to $99.8 million. As part of the dividend, White Deer also received 2.2 million additional warrants with an average exercise price of $1.31 a share. White Deer currently holds 9.8 million common shares and 39.9 million warrants exercisable at prices between $1.27 and $6.39 per share.

PostRock Energy Corporation

Capitalization

(in thousands)

	December 31,	September 30,
	2012	2013
Cash and equivalents	$525	$321
Long-term debt	$57,500	$86,500
Redeemable preferred stock	73,152	81,242
Stockholders’ deficit	(21,008)	(23,813)
Total capitalization	$109,644	$143,929

Capital Expenditures

During the quarter capital expenditures totaled $16.7 million. This included $12.5 million on drilling and recompletions, which was primarily related to oil development and related infrastructure, $3.0 million on maintenance capital, primarily related to compressor optimizations, and $1.2 million for leasehold acquisitions.

CEP Litigation

On August 30, 2013, Constellation Energy Partners Management, LLC (“CEPM”), a wholly owned subsidiary of PostRock, together with CEPM’s two duly selected members on the CEP Board of Managers (the “Plaintiffs”), filed suit in the Delaware Court of Chancery against CEP, CEP’s Chief Executive Officer, three members of the five-person CEP Board of Managers, Sanchez Oil & Gas Corporation and Sanchez Energy Partners I, LP (collectively, the “Sanchez Defendants”), Antonio R. Sanchez, III and Gerald F. Willinger, as Defendants.

The lawsuit alleges that, through CEP’s issuance of units to the Sanchez Defendants in exchange for all of the equity of an entity that owns oil and natural gas properties, the Defendants conspired to dilute CEPM’s ownership interest in CEP and thereby remove CEPM’s right, as the sole owner of Class A units, to select two Managers to the CEP Board of Managers.

Among other relief, Plaintiffs seek a declaration that the purported issuance of units to the Sanchez Defendants violates the CEP operating agreement and is therefore invalid and void.  Plaintiffs also seek to have CEPM’s two duly selected members reinstated to the CEP Board of Managers.  Currently, discovery is ongoing with a trial date scheduled in mid-December 2013.

Management Comment

Terry W. Carter, PostRock’s President and Chief Executive Officer, said: “Although we experienced some delays and a few start-up problems, I am pleased that we’ve successfully drilled, completed and begun production from our first three development wells in Central Oklahoma.   In particular, our first Searight field horizontal well provides validation that we can further develop Searight and possibly similar mature fields by applying horizontal drilling and completion technology.

With the recent Central Oklahoma acquisitions, we expect to expand our horizontal development, conventional vertical drilling, and continue our successful development workover programs.  I’m excited that we’ve begun to build a position that provides our shareholders with multiple attractive options to enhance shareholder value.”

Webcast and Conference Call

PostRock will host a webcast and conference call tomorrow, November 7, 2013, at 10:00 a.m. Central Time. The webcast will be accessible on the ‘Investors’ page at www.pstr.com, where it will also be available for replay. The conference call number for participation is (866) 516-1003.

PostRock Energy Corporation is engaged in the acquisition, development and production of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates a small but growing number of oil producing properties in Central Oklahoma as well as minor oil and gas producing properties in Appalachia.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Annual Report on Form 10-K and other filings. The Company’s SEC filings may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes.

Company Contact:

David J. Klvac

EVP & Chief Financial Officer

dklvac@pstr.com

(405) 815-4304

Reconciliation of Non-GAAP Financial Measures

The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, as defined, for the periods presented.

PostRock Energy Corporation

Non-GAAP Reconciliations

(in thousands)

	Three Months Ended September 30,
	2012	2013

Net income (loss) from continuing operations	$(19,930)	$(645)
Adjusted for:
Interest expense, net	2,615	883
Depreciation, depletion and amortization	7,321	6,957
EBITDA	$(9,994)	$7,195
Other income, net	(62)	—
Loss (gain) from equity investment	2,111	(740)
Unrealized loss (gain) from derivative financial instruments	6,523	(1,322)
Impairment of oil and gas properties	4,309	—
Loss (gain) on disposal of assets	64	(159)
Non-cash compensation	465	836
Adjusted EBITDA	$3,416	$5,810

Although adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, management considers it an important measure of performance. Adjusted EBITDA is not a substitute for the GAAP measures of earnings or cash flow and is not necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion and amortization, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of its limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

PostRock Energy Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2012	2013
Revenues
Natural gas sales	$10,819	$12,426
Crude oil sales	2,232	5,552
Gathering	646	636
Total	13,697	18,614
Costs and expenses
Production expense	9,917	9,983
General and administrative	3,495	3,450
Depreciation, depletion and amortization	7,321	6,957
Impairment of oil and gas properties	4,309	—
(Gain) loss on disposal of assets	64	(159)
Acquisition cost	—	62
Total	25,106	20,293
Operating loss	(11,409)	(1,679)
Other income (expense)
Realized gains (losses) from derivative financial instruments	2,666	(145)
Unrealized gains (losses) from derivative financial instruments	(6,523)	1,322
Gain (loss) from equity investment	(2,111)	740
Other income	62	—
Interest expense, net	(2,615)	(883)
Total	(8,521)	1,034
Loss from continuing operations before income taxes	(19,930)	(645)
Income taxes	—	—
Loss from continuing operations	(19,930)	(645)
Loss from discontinued operations	(5,244)	—
Net loss	(25,174)	(645)
Preferred stock dividends	(2,341)	(2,907)
Accretion of redeemable preferred stock	(568)	(877)
Net loss attributable to common stockholders	$(28,083)	$(4,429)
Net loss per share common share
Basic loss per share—continuing operations	$(1.58)	$(0.18)
Basic loss per share—discontinued operations	$(0.36)	$—
Basic loss per share	$(1.94)	$(0.18)
Diluted loss per share—continuing operations	$(1.58)	$(0.18)
Diluted loss per share—discontinued operations	$(0.36)	$—
Diluted loss per share	$(1.94)	$(0.18)
Weighted average common shares outstanding
Basic	14,477	25,000
Diluted	14,477	25,000

PostRock Energy Corporation

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	September 30,
	2012	2013
		(Unaudited)
ASSETS
Current assets
Cash and equivalents	$525	$321
Restricted cash	1,500	—
Accounts receivable—trade, net	7,207	7,574
Other receivables	180	282
Inventory	990	996
Other	2,100	747
Derivative financial instruments	1,771	2,646
Total	14,273	12,566
Oil and natural gas properties, full cost , net	107,531	132,518
Other property and equipment, net	14,244	14,624
Equity investment	7,820	13,005
Derivative financial instruments	615	694
Other, net	2,180	2,014
Total assets	$146,663	$175,421
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$9,373	$8,334
Revenue payable	4,447	4,344
Accrued expenses and other	4,928	4,291
Derivative financial instruments	4,449	1,406
Total	23,197	18,375
Derivative financial instruments	2,638	1,433
Long term debt	57,500	86,500
Asset retirement obligations	10,868	11,565
Other	316	119
Total liabilities	94,519	117,992
Commitments and contingencies
Series A cumulative redeemable preferred stock	73,152	81,242
Stockholders’ equity
Preferred stock	3	3
Common stock	213	249
Additional paid-in capital	396,732	395,964
Treasury stock, at cost	—	(414)
Accumulated deficit	(417,956)	(419,615)
Total stockholders’ deficit	(21,008)	(23,813)
Total liabilities and stockholders’ deficit	$146,663	$175,421

PostRock Energy Corporation

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2012	2013
Cash flows from operating activities
Net loss	$(36,335)	$(1,659)
Adjustments to reconcile net loss to net cash from operations
Depreciation, depletion and amortization	22,960	20,078
Impairment of oil and gas properties	4,309	—
Share-based and other compensation	1,601	2,976
Amortization of deferred loan costs	1,208	334
Change in fair value of derivative financial instruments	25,836	(5,202)
Loss (gain) on disposal of assets	5,811	(169)
Gain on forgiveness of debt	(255)	—
Loss (gain) from equity investment	4,578	(5,185)
Other non-cash changes to items affecting net loss	389	—
Changes in operating assets and liabilities
Receivables	3,253	(469)
Payables	(8,850)	(2,426)
Other	4,927	643
Net cash flows from operating activities	29,432	8,921
Cash flows from investing activities
Restricted cash	—	1,500
Expenditures for equipment, development, leasehold and pipeline	(12,276)	(43,601)
Proceeds from sale of assets	53,201	372
Net cash flows from (used in) investing activities	40,925	(41,729)
Cash flows from financing activities
Proceeds from debt	—	29,000
Repayments of debt	(90,145)	—
Debt and equity financing costs	(81)	(472)
Proceeds from issuance of preferred stock and warrants	6,000	—
Proceeds from issuance of common stock	13,682	4,076
Net cash flows from (used in) financing activities	(70,544)	32,604
Net decrease in cash and cash equivalents	(187)	(204)
Cash and equivalents beginning of period	349	525
Cash and equivalents end of period	$162	$321